Exhibit 99.1

CareDx Acquires MedActionPlan to Directly Support Patients with Better Adherence

MedActionPlan adds a robust medication adherence platform to the CareDx digital suite, currently used in more than 100 hospitals and health systems

SOUTH SAN FRANCISCO, Calif., November 10, 2021 -- CareDx, Inc. (Nasdaq: CDNA), a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today announced it has acquired MedActionPlan®, a New Jersey-based provider of medication safety and adherence technology and patient education.

MedActionPlan is a leader in patient medication management for transplant patients. This acquisition adds to CareDx’s goal of connecting offerings for transplant patients, including:

•MedActionPlan PRO: a medication management and adherence platform to simplify post-transplant medication regimens. It is used by more than 100 healthcare systems, with the majority being also transplant centers, to simplify post-transplant medication regimens.

•MyMedSchedule® Plus: a companion mobile app that works with MedActionPlan PRO to provide patients with up-to-date medication schedules and medication reminders to reinforce adherence.

•Patient Connect & MedActionPlan Dashboard: a tool that allows the healthcare team to monitor a patient’s progress and send medication schedule updates.

“Medication adherence and education are cornerstones to good transplant outcomes, and fit seamlessly with our suite of patient solutions,” said Reg Seeto, CEO at CareDx. “We look forward to building on MedActionPlan’s expertise and strong foundation to deliver solutions that are integrated with transplant centers to work seamlessly for transplant patients.”
“We are thrilled to be joining CareDx and look forward to working side by side to help transplant patients with their medical journey,” said Tim Peters, president and founder, MedActionPlan. “Together with CareDx, we can reach more patients and offer more meaningful digital solutions to improve patient adherence and health outcomes.”

About CareDx
CareDx, Inc., headquartered in South San Francisco, California, is a leading precision medicine solutions company focused on the discovery, development and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. For more information, please visit: www.CareDx.com.

Forward Looking Statements
This press release includes forward-looking statements, including statements regarding MedActionPlan® (MAP) and its products and opportunities, and the potential benefits and results that may be achieved through the acquisition of MedActionPlan® (MAP). These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks that CareDx does not realize all of the proposed benefits in acquiring MedActionPlan® (MAP), risks relating to the integration of MedActionPlan® (MAP) and general economic and market factors, among others discussed in CareDx’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed by CareDx with the SEC on February 24, 2021 and the periodic reports that CareDx has subsequently filed with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.
Contacts
Sasha King
Chief Marketing Officer
(415) 287-2393
sking@CareDx.com
Investor Relations
Ian Cooney
(415) 722-4563
investor@CareDx.com